EXHIBIT 99


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[Green Street Financial Corp Letterhead]

                                          CONTACT:  H.D. Reaves, Jr.
                                                    President

                                                    John C. Pate
                                                    Senior Vice President

For Immediate Release
June 26, 1996

                          GREEN STREET FINANCIAL CORP
                                 CASH DIVIDEND

Fayetteville, North Carolina -- June 26, 1996 -- H.D. Reaves, Jr., President of Green Street Financial Corp (the "Corporation"), Fayetteville, North Carolina, the holding company of Home Federal Savings and Loan Association (the "Association"), announced today that the Corporation's Board of Directors declared a cash dividend of $0.10 per share payable on July 19, 1996 to stockholders of record as of the close of business on July 8, 1996. This is the first dividend declared by the Corporation since the issuance of its stock on April 4, 1996. Subject to the Corporation's earnings and capital, it is the current intention of the Corporation to continue to pay regular quarterly cash dividends.

Mr. Reaves indicated that the cash dividend is being paid as a result of continued profitability of the Corporation and is wholly owned subsidiary, the Association.

The Association is a federally chartered stock savings and loan association headquartered in Fayetteville, North Carolina. The Association has three full service offices serving Cumberland and Robeson Counties, North Carolina. The Association's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC"). The Association is a community oriented, full service retail savings and loan association offering traditional mortgage loan products. The Corporation's common stock is quoted on the NASDAQ National Market under the symbol "GSFC" and is listed in the newspapers as "GreenSt n".